UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

SPEEDUS CORP.
(Exact name of registrant as specified in charter)

Delaware	000-27582	13-3853788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Dag Hammarskjold Blvd. Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888)-773-3669

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Company received notification on October 14, 2009 that Nasdaq Capital Market requires that Company comply with the Nasdaq Listing Rule 5550 which includes requirements that Company have either a minimum $2.5 million in stockholders' equity, a $35 million market capitalization or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Company will submit a plan to regain compliance with this rule by October 29, 2009. If the plan is accepted by Nasdaq, Nasdaq has the authority to allow up to 105 days from October 14, 2009, the date of the original notification, for Company to regain compliance.

Item 8.01 Other Events

Company today announced that on October 13th, 2009, it filed its Form 10-K for the year ended December 31, 2008, its Form 10-Q for the period ended March 31, 2009, and its Form 10-Q for the period ended June 30, 2009.  As a result of these filings, Company received a letter from Nasdaq indicating that Company is now compliant with Nasdaq's Marketplace Rule 5250(c)(1). Accordingly, this matter is now closed.

Item 8.01 Other Events

Company is making an announcement to comply with Nasdaq Marketplace Rule 4350(b)(1)(B) which requires separate disclosure of receipt of an audit opinion containing a going concern emphasis. This announcement does not represent any change or amendment to the Company`s financial statements or to its Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated financial statements of the Company do not include any adjustments related to the going concern opinion and have been prepared under the assumption that the Company will continue as a going concern.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release dated October 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedus Corp.

By:	/s/ John Kallassy
Name:	John Kallassy
Title:	Chief Financial Officer

Date: October 20, 2009

EXHIBITS INDEX

Exhibit Number	Title of Document

99.1	Press release dated October 20, 2009